Exhibit 99.1

FS Bancorp, Inc. Reports Second Quarter Net Income of $9.1 Million or $1.16 Per Diluted Share and the Forty-Second Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – July 26, 2023 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank” or “1st Security Bank”) today reported 2023 second quarter net income of $9.1 million, or $1.16 per diluted share, compared to $6.7 million, or $0.83 per diluted share, for the comparable quarter one year ago.  For the six months ended June 30, 2023, net income was $17.3 million, or $2.19 per diluted share, compared to net income of $13.6 million, or $1.66 per diluted share, for the comparable six-month period in 2022.

“We remain focused on the successful integration of the seven branches acquired in February 2023 and our ability to service these new markets in the 1st Security Bank way,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors approved our forty-second consecutive quarterly cash dividend of $0.25 per share, which will be paid on August 24, 2023, to shareholders of record as of August 10, 2023,” concluded Adams.

2023 Second Quarter Highlights

●	Net income was $9.1 million for the second quarter of 2023, compared to $8.2 million in the previous quarter, and $6.7 million for the comparable quarter one year ago;
●	Net interest margin (“NIM”) compressed slightly to 4.66%, compared to 4.70% for the previous quarter, and improved from 4.39% for the comparable quarter one year ago;
●	Loans receivable, net increased $42.8 million, or 1.9%, to $2.34 billion at June 30, 2023, compared to $2.30 billion at March 31, 2023, and increased $396.4 million, or 20.4%, from $1.95 billion at June 30, 2022;
●	Consumer loans, of which 88.0% are home improvement loans, increased $27.2 million, or 4.5%, to $633.9 million at June 30, 2023, compared to $606.7 million in the previous quarter and increased $148.6 million, or 30.6%, from $485.3 million in the comparable quarter one year ago. During the three months ended June 30, 2023, consumer loan originations included 84.4% of home improvement loans originated with a Fair Isaac and Company, Incorporated (“FICO”) score above 720 and 91.8% of home improvement loans with a UCC-2 security filing;
●	Segment reporting in the second quarter of 2023 reflected net income of $9.1 million for the Commercial and Consumer Banking segment and $55,000 for the Home Lending segment, compared to $7.3 million and $873,000 in the prior quarter, respectively, and $7.5 million and ($756,000) in the second quarter of 2022, respectively;
●	The ratio of available unencumbered cash and secured borrowing capacity at the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank to uninsured deposits was 209% at June 30, 2023, compared to 183% in the prior quarter. The average deposit size per FDIC-insured account at the Bank was $33,000 for both June 30, 2023 and March 31, 2023; and
●	Regulatory capital ratios at the Bank were 12.9% for total risk-based capital and 10.3% for Tier 1 leverage capital at June 30, 2023, compared to 12.7% for total risk-based capital and 10.4% for Tier 1 leverage capital at March 31, 2023.

Segment Reporting

The Company reports two segments: Commercial and Consumer Banking and Home Lending. The Commercial and Consumer Banking segment provides diversified financial products and services to our commercial and

FS Bancorp Q2 Earnings
July 26, 2023

consumer customers. These products and services include deposit products; residential, consumer, business and commercial real estate lending portfolios and cash management services. This segment is also responsible for the management of the investment portfolio and other assets of the Bank. The Home Lending segment originates one-to-four-family residential mortgage loans primarily for sale in the secondary markets as well as loans held for investment.

The tables below provide a summary of segment reporting at or for the three and six months ended June 30, 2023 and 2022 (dollars in thousands):

	At or For the Three Months Ended June 30, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$28,269	$3,283	$31,552
Provision for credit losses on loans	(629)	(87)	(716)
Noninterest income (2)	2,706	2,127	4,833
Noninterest expense	(18,950)	(5,254)	(24,204)
Income before provision for income taxes	11,396	69	11,465
Provision for income taxes	(2,335)	(14)	(2,349)
Net income	$9,061	$55	$9,116
Total average assets for period ended	$2,313,228	$528,662	$2,841,890
Full-time employees ("FTEs")	444	137	581

	At or For the Three Months Ended June 30, 2022
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$22,084	$2,645	$24,729
Provision for credit losses on loans	(719)	(1,152)	(1,871)
Noninterest income (2)	2,125	2,230	4,355
Noninterest expense	(14,231)	(4,698)	(18,929)
Income before (provision) benefit for income taxes	9,259	(975)	8,284
(Provision) benefit for income taxes	(1,804)	219	(1,585)
Net income (loss)	$7,455	$(756)	$6,699
Total average assets for period ended	$1,957,632	$398,690	$2,356,322
FTEs	389	148	537

	At or For the Six Months Ended June 30, 2023
	Commercial
	and Consumer
Condensed income statement:	Banking	Home Lending	Total
Net interest income (1)	$55,769	$6,445	$62,214
Provision for credit losses on loans	(2,751)	(73)	(2,824)
Noninterest income (2)	5,086	4,966	10,052
Noninterest expense	(37,560)	(10,168)	(47,728)
Income before provision for income taxes	20,544	1,170	21,714
Provision for income taxes	(4,144)	(242)	(4,386)
Net income	$16,400	$928	$17,328
Total average assets for period ended	$2,281,815	$510,419	$2,792,234
FTEs	444	137	581

FS Bancorp Q2 Earnings
July 26, 2023

	At or For the Six Months Ended June 30, 2022
	Commercial
	and Consumer
Condensed income statement:	Banking	Home Lending	Total
Net interest income (1)	$42,362	$5,089	$47,451
Provision for credit losses on loans	(1,916)	(998)	(2,914)
Noninterest income (2)	4,630	5,601	10,231
Noninterest expense	(28,407)	(9,589)	(37,996)
Income before provision for income taxes	16,669	103	16,772
Provision for income taxes	(3,182)	(21)	(3,203)
Net income	$13,487	$82	$13,569
Total average assets for period ended	$1,921,427	$392,107	$2,313,534
FTEs	389	148	537

_______________________

(1)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to the other segment. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of assigned liabilities to fund segment assets.
(2)	Noninterest income includes activity from certain residential mortgage loans that were initially originated for sale and measured at fair value, and subsequently transferred to loans held for investment. Gains and losses from changes in fair value for these loans are reported in earnings as a component of noninterest income. For the three and six months ended June 30, 2023, the Company recorded a net decrease in fair value of $520,000 and a net increase in fair value of $57,000, respectively, as compared to a net decrease in fair value of $516,000 and $1.0 million for the three and six months ended June 30, 2022, respectively. As of June 30, 2023 and 2022, there were $14.3 million and $14.9 million, respectively, in residential mortgage loans recorded at fair value as they were previously transferred from loans held for sale to loans held for investment.

Asset Summary

Total assets increased $122.8 million, or 4.4%, to $2.91 billion at June 30, 2023, compared to $2.78 billion at March 31, 2023, and increased $506.4 million, or 21.1%, from $2.40 billion at June 30, 2022.  The quarter over linked quarter increase in total assets included increases in total cash and cash equivalents of $73.9 million, loans receivable, net of $42.8 million, certificates of deposit (“CDs”) at other financial institutions of $10.0 million, other assets of $7.9 million, and Federal Home Loan Bank (“FHLB”) stock of $2.7 million, partially offset by decreases in loans held for sale (“HFS”) of $6.6 million, securities available-for-sale of $6.5 million, and core deposit intangible (“CDI”), net of $1.0 million. The increases in cash and cash equivalents and CDs at other financial institutions was the result of management’s decision to maintain excess liquidity as a result of the recent turmoil in the banking industry following the failure of several banks. The $506.4 million increase in total assets at June 30, 2023, compared to June 30, 2022 was primarily due to organic loan growth funded through deposits received from the purchase of seven retail branches from Columbia State Bank completed on February 24, 2023 (“Branch Acquisition”). The year over year increase includes increases in loans receivable, net of $396.4 million, total cash and cash equivalents of $103.4 million, CDI, net of $15.6 million, CDs at other financial institutions of $9.8 million, other assets of $7.3 million, premises and equipment, net of $5.6 million, accrued interest receivable of $3.7 million, operating lease right-of-use of $2.6 million, goodwill of $1.3 million, deferred tax asset, net of $1.1 million, partially offset by decreases in securities available-for-sale of $22.0 million due to declines in fair value, loans HFS of $18.3 million, and servicing rights of $889,000.

FS Bancorp Q2 Earnings
July 26, 2023

LOAN PORTFOLIO
(Dollars in thousands)	June 30, 2023		March 31, 2023		June 30, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$343,008	14.4%	$339,794	14.6%	$299,181	15.2%
Construction and development	312,093	13.2	337,452	14.5	304,387	15.4
Home equity	62,304	2.6	60,625	2.6	49,292	2.5
One-to-four-family (excludes HFS)	521,734	22.0	501,100	21.5	390,791	19.8
Multi-family	231,675	9.8	232,201	10.0	204,862	10.4
Total real estate loans	1,470,814	62.0	1,471,172	63.2	1,248,513	63.3

CONSUMER LOANS
Indirect home improvement	557,818	23.5	531,632	22.8	396,459	20.1
Marine	72,484	3.0	70,994	3.0	85,806	4.4
Other consumer	3,606	0.2	4,042	0.2	3,062	0.2
Total consumer loans	633,908	26.7	606,668	26.0	485,327	24.7

COMMERCIAL BUSINESS LOANS
Commercial and industrial	237,403	10.0	223,702	9.6	203,331	10.3
Warehouse lending	30,649	1.3	28,044	1.2	33,868	1.7
Total commercial business loans	268,052	11.3	251,746	10.8	237,199	12.0
Total loans receivable, gross	2,372,774	100.0%	2,329,586	100.0%	1,971,039	100.0%

Allowance for credit losses on loans	(30,350)		(29,937)		(24,967)
Total loans receivable, net	$2,342,424		$2,299,649		$1,946,072

Loans receivable, net increased $42.8 million to $2.34 billion at June 30, 2023, from $2.30 billion at March 31, 2023, and increased $396.4 million from $1.95 billion at June 30, 2022. The quarter over linked quarter saw a $27.2 million increase in consumer loans and a $16.3 million increase in commercial business loans, with the largest increases occurring in indirect home improvement loans which increased $26.2 million or 4.9%, and commercial and industrial loans which increased $13.7 million or 6.1%, respectively. Total real estate loans decreased slightly, primarily as a result of a $25.4 million decrease in construction and development loans, partially offset by increases in one-to-four-family loans (excluding loans HFS) of $20.6 million, commercial real estate loans of $3.2 million, and home equity loans of $1.7 million.

Originations of one-to-four-family loans to purchase and to refinance a home for the periods indicated were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended
	June 30, 2023		March 31, 2023
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$145,377	91.2%	$102,489	92.3%	$42,888	41.8%
Refinance	14,099	8.8	8,535	7.7	5,564	65.2
Total	$159,476	100.0%	$111,024	100.0%	$48,452	43.6%

FS Bancorp Q2 Earnings
July 26, 2023

(Dollars in thousands)	For the Three Months Ended June 30,
	2023		2022
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$145,377	91.2%	$223,675	86.4%	$(78,298)	(35.0)%
Refinance	14,099	8.8	35,074	13.6	(20,975)	(59.8)
Total	$159,476	100.0%	$258,749	100.0%	$(99,273)	(38.4)%

(Dollars in thousands)	For the Six Months Ended June 30,
	2023		2022
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$247,866	91.6%	$376,625	74.7%	$(128,759)	(34.2)%
Refinance	22,634	8.4	127,238	25.3	(104,604)	(82.2)
Total	$270,500	100.0%	$503,863	100.0%	$(233,363)	(46.3)%

During the quarter ended June 30, 2023, the Company sold $127.0 million of one-to-four-family loans compared to $77.3 million during the previous quarter and $196.3 million during the same quarter one year ago. The decrease in loan purchase and refinance activity, as well as sales activity, compared to the comparable period in 2022 reflects the impact of rising market interest rates and low available housing inventory in our market areas.

Gross margins on home loan sales increased to 3.07% for the quarter ended June 30, 2023, compared to 3.05% in the previous quarter and decreased from 3.10% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated were as follows:

(Dollars in thousands)
	June 30, 2023		March 31, 2023
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$658,440	27.9%	$719,856	29.5%	$(61,416)	(8.5)%
Interest-bearing checking (1)	183,012	7.7	183,888	7.5	(876)	(0.5)
Escrow accounts related to mortgages serviced (2)	16,772	0.7	27,066	1.1	(10,294)	(38.0)
Subtotal	858,224	36.3	930,810	38.1	(72,586)	(7.8)
Savings	169,013	7.2	188,510	7.7	(19,497)	(10.3)
Money market (3)	419,308	17.7	549,542	22.5	(130,234)	(23.7)
Subtotal	588,321	24.9	738,052	30.2	(149,731)	(20.3)
Certificates of deposit less than $100,000 (4)	473,026	20.0	409,236	16.8	63,790	15.6
Certificates of deposit of $100,000 through $250,000	358,238	15.1	270,476	11.0	87,762	32.4
Certificates of deposit of $250,000 and over	87,499	3.7	94,699	3.9	(7,200)	(7.6)
Subtotal	918,763	38.8	774,411	31.7	144,352	18.6
Total	$2,365,308	100.0%	$2,443,273	100.0%	$(77,965)	(3.2)%

FS Bancorp Q2 Earnings
July 26, 2023

(Dollars in thousands)
	June 30, 2023		June 30, 2022
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$658,440	27.9%	$571,942	28.4%	$86,498	15.1%
Interest-bearing checking (1)	183,012	7.7	158,607	7.8	24,405	15.4
Escrow accounts related to mortgages serviced (2)	16,772	0.7	16,422	0.8	350	2.1
Subtotal	858,224	36.3	746,971	37.0	111,253	14.9
Savings	169,013	7.2	156,313	7.8	12,700	8.1
Money market (3)	419,308	17.7	680,246	33.7	(260,938)	(38.4)
Subtotal	588,321	24.9	836,559	41.5	(248,238)	(29.7)
Certificates of deposit less than $100,000 (4)	473,026	20.0	262,199	13.0	210,827	80.4
Certificates of deposit of $100,000 through $250,000	358,238	15.1	116,559	5.8	241,679	207.3
Certificates of deposit of $250,000 and over	87,499	3.7	53,812	2.7	33,687	62.6
Subtotal	918,763	38.8	432,570	21.5	486,193	112.4
Total	$2,365,308	100.0%	$2,016,100	100.0%	$349,208	17.3%

_______________________

(1)	Includes no brokered deposits at June 30, 2023, and $2.6 million and $1.2 million of brokered deposits at March 31, 2023, and June 30, 2022, respectively.
(2)	Noninterest-bearing accounts.
(3)	Includes $51,000, $50.3 million, and $78.8 million of brokered deposits at June 30, 2023, March 31, 2023, and June 30, 2022, respectively.
(4)	Includes $295.7 million, $266.1 million, and $180.3 million of brokered deposits at June 30, 2023, March 31, 2023, and June 30, 2022, respectively.

At June 30, 2023, CDs, which include retail and nonretail CDs, totaled $918.8 million, compared to $774.4 million at March 31, 2023 and $432.6 million at June 30, 2022, with nonretail CDs representing 33.7%, 37.5% and 48.0% of total CDs at such dates, respectively. At June 30, 2023, nonretail CDs, which include brokered CDs, online CDs, and public funds CDs, increased $19.6 million to $310.0 million, compared to $290.4 million at March 31, 2023, primarily due to an increase of $29.6 million in brokered CDs. Nonretail CDs totaled $310.0 million at June 30, 2023, compared to $207.8 million at June 30, 2022.

At June 30, 2023, the Bank had uninsured deposits of $587.6 million, compared to $633.4 million at March 31, 2023, and $642.2 million at June 30, 2022.

At June 30, 2023, borrowings comprised of overnight borrowings of $106.0 million, advances from the Federal Reserve Bank’s Term Funding Program of $90.0 million and FHLB fixed-rate advances of $3.9 million, increased $192.4 million to $199.9 million from $7.5 million at March 31, 2023, and increased $121.9 million from $78.0 million at June 30, 2022. The increased borrowings primarily were used to fund loan growth and to provide excess liquidity in accordance with management’s strategic objectives.

Total stockholders’ equity increased $8.1 million, to $249.9 million at June 30, 2023, from $241.8 million at March 31, 2023, and increased $27.3 million, from $222.6 million at June 30, 2022. The increase in stockholders’ equity during the current quarter reflects net income of $9.1 million, partially offset by dividends paid of $1.9 million. In addition, stockholders’ equity was positively impacted by unrealized gains on fair value and cash flow hedges of $3.2 million, net of tax, partially offset by unrealized net losses in securities available-for-sale of $2.9 million, net of tax, reflecting changes in market interest rates during the quarter, resulting in a $279,000 net decrease in accumulated other comprehensive loss, net of tax. Book value per common share was $32.71 at June 30, 2023, compared to $31.69 at March 31, 2023, and $29.27 at June 30, 2022.

FS Bancorp Q2 Earnings
July 26, 2023

The Bank is considered well capitalized under the capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) with a total risk-based capital ratio of 12.9%, a Tier 1 leverage capital ratio of 10.3%, and a common equity Tier 1 (“CET1”) capital ratio of 11.7% at June 30, 2023.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 13.3%, a Tier 1 leverage capital ratio of 8.8%, and a CET1 ratio of 10.0% at June 30, 2023.

Credit Quality

The allowance for credit losses on loans (“ACLL”) increased to $30.4 million, or 1.28% of gross loans receivable (excluding loans HFS) at June 30, 2023, compared to $29.9 million, or 1.29% of gross loans receivable, (excluding loans HFS) at March 31, 2023, and $25.0 million, or 1.27% of gross loans receivable (excluding loans HFS) at June 30, 2022. The quarter over linked quarter increase of $413,000 in the ACLL was primarily due to an increase in loans. The year over year increase of $5.4 million in the ACLL was primarily due to organic loan growth and the addition of loans acquired in the Branch Acquisition. The allowance for credit losses on unfunded loan commitments decreased $347,000 to $1.9 million at June 30, 2023, compared to $2.3 million at March 31, 2023, and decreased $1.4 million from $3.4 million at June 30, 2022. The decrease was attributable to a decline in unfunded construction loan commitments over the periods.

Nonperforming loans increased $566,000 to $9.3 million at June 30, 2023, compared to $8.7 million at March 31, 2023 and increased $2.6 million from $6.7 million at June 30, 2022. The quarter over linked quarter increase was primarily due to increases in nonperforming commercial real estate loans of $1.1 million and indirect home improvement loans of $559,000, partially offset by decreases in commercial business loans of $680,000 and one-to-four-family loans of $438,000. The year over year increase in nonperforming loans was primarily due to increases in indirect home improvement loans of $1.3 million, commercial real estate loans of $1.1 million, commercial business loans of $586,000, and marine loans of $380,000, partially offset by decreases in one-to-four-family loans of $590,000 and home equity loans of $101,000.

Loans classified as substandard decreased $3.2 million to $16.4 million at June 30, 2023, compared to $19.6 million at March 31, 2023, and increased $5.8 million from $10.6 million at June 30, 2022. The quarter over linked quarter decrease in substandard loans was primarily attributable to decreases of $2.9 million in commercial real estate loans, $496,000 in commercial business loans, and $447,000 in one-to-four-family loans, partially offset by an increase of $559,000 in indirect home improvement loans. The year over year increase in substandard loans was primarily due to increases of $1.9 million in commercial real estate loans, $1.3 million in one-to-four-family loans, $1.3 million in indirect home improvement loans, $949,000 in commercial and industrial loans, and $380,000 in marine loans, partially offset by a decrease of $101,000 in home equity loans. There was one other real estate owned property (“OREO”) in the amount of $570,000 (a closed branch in Centralia, WA) at both June 30, 2023 and March 31, 2023, compared to one OREO in the amount of $145,000 at June 30, 2022.

Operating Results

Net interest income increased $6.8 million to $31.6 million for the three months ended June 30, 2023, from $24.7 million for the three months ended June 30, 2022. The increase was primarily the result of an increase in loans and variable rate interest-earning assets repricing higher following recent increases in market interest rates. Interest income for the three months ended June 30, 2023, increased $13.9 million compared to the same period last year, primarily due to an increase of $12.9 million in interest income on loans receivable, including fees, impacted primarily by loan growth and rising interest rates. For the three months ended June 30, 2023, interest expense

FS Bancorp Q2 Earnings
July 26, 2023

increased $7.1 million, primarily as a result of higher market interest rates, higher utilization of borrowings and a shift in deposit mix from transactional accounts to higher cost CDs.

For the six months ended June 30, 2023, net interest income increased $14.8 million to $62.2 million, from $47.5 million for the six months ended June 30, 2022 for the same reason as for the three-month comparison described above, with an increase in interest income of $27.9 million and a decrease in interest expense of $13.1 million.

NIM (annualized) increased 27 basis points to 4.66% for the three months ended June 30, 2023, from 4.39% for the same period in the prior year, and increased 36 basis points to 4.68% for the six months ended June 30, 2023, from 4.32% for the six months ended June 30, 2022. The increase in NIM for the three and six months ended June 30, 2023 compared to the same periods in 2022, reflects new loan originations at higher market interest rates and variable rate interest-earning assets repricing higher following recent increases in market interest rates. The benefit from higher rates and interest earning assets were partially offset by rising deposit and borrowing costs. Increases in average balances of higher costing CDs and borrowings placed additional pressure on the NIM.

The average total cost of funds, including noninterest-bearing checking, increased 105 basis points to 1.48% for the three months ended June 30, 2023, from 0.43% for the three months ended June 30, 2022. This increase was predominantly due to the rise in cost for market rate for deposits. The average cost of funds increased 99 basis points to 1.40% for the six months ended June 30, 2023, from 0.41% for the six months ended June 30, 2022, also reflecting increases in market interest rates over last year. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three and six months ended June 30, 2023, the provision for credit losses on loans was $1.1 million and $3.4 million, respectively, compared to $1.6 million and $2.5 million for the three and six months ended June 30, 2022. The provision for credit losses on loans reflects an increase in total loans receivable and net charge-offs in indirect home improvement and marine loans.

During the three months ended June 30, 2023, net charge-offs totaled $651,000, compared to $16,000 for the same period last year, primarily due to increased net charge-offs of $476,000 in indirect home improvement loans and $152,000 in marine loans. Net charge-offs totaled $1.1 million during the six months ended June 30, 2023, compared to $280,000 during the six months ended June 30, 2022. This increase was primarily due to net charge-off increases of $585,000 in indirect home improvement loans and $199,000 in marine loans. Net charge-offs have been steadily increasing over the last several years primarily attributable to volatile economic conditions.

Noninterest income increased $478,000, to $4.8 million, for the three months ended June 30, 2023, from $4.4 million for the three months ended June 30, 2022. The increase reflects a $584,000 increase in service charges and fee income, primarily as a result of less amortization of mortgage servicing rights reflecting increased market interest rates and increased servicing fees from non-portfolio serviced loans, partially offset by a $119,000 decrease in the gain on sale of loans. Noninterest income decreased $179,000, to $10.1 million, for the six months ended June 30, 2023, from $10.2 million for the six months ended June 30, 2022. This decrease was primarily the result of a $2.5 million decrease in gain on sale of loans, partially offset by a $1.7 million increase in service charges and fee income and $630,000 increase in other noninterest income.

Noninterest expense increased $5.3 million to $24.2 million for the three months ended June 30, 2023, from $18.9 million for the three months ended June 30, 2022. The increase in noninterest expense was primarily a result of a $1.8 million increase in salaries and benefits largely due to the Branch Acquisition and growth in FTEs. Other increases included $1.3 million in operations expense, $851,000 in amortization of CDI, $406,000 in FDIC

FS Bancorp Q2 Earnings
July 26, 2023

insurance and $304,000 in occupancy expense. Noninterest expense increased $9.7 million to $47.7 million for the six months ended June 30, 2023, from $38.0 million for the six months ended June 30, 2022 primarily for the same reasons stated above. Increases during the six month period ended June 30, 2023 as compared to the same period last year included $3.7 million in salaries and benefits, $1.6 million in acquisition costs, $1.5 million in operations, $1.1 million in amortization of CDI, $829,000 in FDIC insurance, $601,000 in occupancy and $436,000 in data processing.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Washington and Oregon through its 27 Bank branches, one headquarters office that produces loans and accepts deposits, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington. The Bank services home mortgage customers throughout the Northwest predominantly in Washington State including the Puget Sound, Tri-Cities and Vancouver home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels; labor shortages, the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war, including Russia’s invasion of Ukraine, as well as supply chain disruptions; increased competitive pressures, changes in the interest rate environment, adverse changes in the securities markets, the Company’s ability to successfully realize the anticipated benefits of the Branch Acquisition, including customer acquisition and retention; the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; challenges arising from expanding into new geographic markets, products, or services; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with and furnished to the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FS Bancorp Q2 Earnings
July 26, 2023

These risks could cause the Company’s actual results for 2023 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	June 30,	March 31,	June 30,	Quarter	Over Year
	2023	2023	2022	% Change	% Change
ASSETS
Cash and due from banks	$17,573	$21,481	$12,708	(18)	38
Interest-bearing deposits at other financial institutions	114,526	36,700	15,951	212	618
Total cash and cash equivalents	132,099	58,181	28,659	127	361
Certificates of deposit at other financial institutions	14,747	4,712	4,960	213	197
Securities available-for-sale, at fair value	225,869	232,373	247,832	(3)	(9)
Securities held-to-maturity, net	8,469	8,469	8,469	—	—
Loans held for sale, at fair value	16,714	23,310	34,989	(28)	(52)
Loans receivable, net	2,342,424	2,299,649	1,946,072	2	20
Accrued interest receivable	12,244	12,336	8,553	(1)	43
Premises and equipment, net	31,293	31,781	25,740	(2)	22
Operating lease right-of-use	7,458	7,414	4,850	1	54
Federal Home Loan Bank (“FHLB”) stock, at cost	6,555	3,863	6,295	70	4
Other real estate owned (“OREO”)	570	570	145	—	293
Deferred tax asset, net	5,784	5,860	4,709	(1)	23
Bank owned life insurance (“BOLI”), net	37,247	37,020	37,106	1	—
Servicing rights, held at the lower of cost or fair value	17,627	17,599	18,516	—	(5)
Goodwill	3,592	3,592	2,312	—	55
Core deposit intangible, net	19,325	20,348	3,715	(5)	420
Other assets	23,604	15,731	16,317	50	45
TOTAL ASSETS	$2,905,621	$2,782,808	$2,399,239	4	21
LIABILITIES
Deposits:
Noninterest-bearing accounts	$675,211	$746,922	$588,364	(10)	15
Interest-bearing accounts	1,690,097	1,696,351	1,427,736	—	18
Total deposits	2,365,308	2,443,273	2,016,100	(3)	17
Borrowings	199,896	7,528	78,028	2,555	156
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(506)	(523)	(573)	(3)	(12)
Total subordinated notes less unamortized debt issuance costs	49,494	49,477	49,427	—	—
Operating lease liability	7,690	7,651	5,081	1	51
Other liabilities	33,300	33,045	27,962	1	19
Total liabilities	2,655,688	2,540,974	2,176,598	5	22
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 7,753,607 shares issued and outstanding at June 30, 2023, 7,743,283 at March 31, 2023, and 7,726,232 at June 30, 2022	77	77	77	—	—
Additional paid-in capital	56,781	56,138	55,129	1	3
Retained earnings	215,519	208,342	189,075	3	14
Accumulated other comprehensive loss, net of tax	(22,444)	(22,723)	(21,640)	(1)	4
Total stockholders’ equity	249,933	241,834	222,641	3	12
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,905,621	$2,782,808	$2,399,239	4	21

FS Bancorp Q2 Earnings
July 26, 2023

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	June 30,	March 31,	June 30,	Over Qtr	Over Year
	2023	2023	2022	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$38,216	$35,992	$25,275	6	51
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	2,651	2,620	1,670	1	59
Total interest and dividend income	40,867	38,612	26,945	6	52
INTEREST EXPENSE
Deposits	7,610	6,624	1,557	15	389
Borrowings	1,219	841	174	45	601
Subordinated notes	486	485	485	—	—
Total interest expense	9,315	7,950	2,216	17	320
NET INTEREST INCOME	31,552	30,662	24,729	3	28
PROVISION FOR CREDIT LOSSES	716	2,108	1,871	(66)	(62)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	30,836	28,554	22,858	8	35
NONINTEREST INCOME
Service charges and fee income	2,862	2,608	2,278	10	26
Gain on sale of loans	1,947	1,476	2,066	32	(6)
Earnings on cash surrender value of BOLI	227	221	216	3	5
Other noninterest income	(203)	914	(205)	(122)	(1)
Total noninterest income	4,833	5,219	4,355	(7)	11
NONINTEREST EXPENSE
Salaries and benefits	13,513	13,864	11,736	(3)	15
Operations	3,643	2,692	2,365	35	54
Occupancy	1,562	1,520	1,258	3	24
Data processing	1,683	1,568	1,455	7	16
Loan costs	1,043	470	751	122	39
Professional and board fees	657	678	763	(3)	(14)
Federal Deposit Insurance Corporation (“FDIC”) insurance	591	580	185	2	219
Marketing and advertising	430	190	244	126	76
Acquisition costs	61	1,501	—	(96)	—
Amortization of core deposit intangible	1,023	459	172	123	495
(Recovery) impairment of servicing rights	(2)	2	—	(200)	—
Total noninterest expense	24,204	23,524	18,929	3	28
INCOME BEFORE PROVISION FOR INCOME TAXES	11,465	10,249	8,284	12	38
PROVISION FOR INCOME TAXES	2,349	2,037	1,585	15	48
NET INCOME	$9,116	$8,212	$6,699	11	36
Basic earnings per share	$1.17	$1.06	$0.84	10	39
Diluted earnings per share	$1.16	$1.04	$0.83	12	40

FS Bancorp Q2 Earnings
July 26, 2023

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Six Months Ended		Year
	June 30,	June 30,	Over Year
	2023	2022	% Change
INTEREST INCOME
Loans receivable, including fees	$74,208	$48,322	54
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	5,271	3,249	62
Total interest and dividend income	79,479	51,571	54
INTEREST EXPENSE
Deposits	14,234	2,842	401
Borrowings	2,060	307	571
Subordinated note	971	971	—
Total interest expense	17,265	4,120	319
NET INTEREST INCOME	62,214	47,451	31
PROVISION FOR CREDIT LOSSES	2,824	2,914	(3)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	59,390	44,537	33
NONINTEREST INCOME
Service charges and fee income	5,470	3,794	44
Gain on sale of loans	3,423	5,923	(42)
Earnings on cash surrender value of BOLI	448	433	3
Other noninterest income	711	81	778
Total noninterest income	10,052	10,231	(2)
NONINTEREST EXPENSE
Salaries and benefits	27,377	23,708	15
Operations	6,335	4,844	31
Occupancy	3,082	2,481	24
Data processing	3,251	2,815	15
Loan costs	1,513	1,274	19
Professional and board fees	1,335	1,756	(24)
FDIC insurance	1,171	342	242
Marketing and advertising	620	432	44
Acquisition costs	1,562	—	—
Amortization of core deposit intangible	1,482	345	330
Recovery of servicing rights	—	(1)	—
Total noninterest expense	47,728	37,996	26
INCOME BEFORE PROVISION FOR INCOME TAXES	21,714	16,772	29
PROVISION FOR INCOME TAXES	4,386	3,203	37
NET INCOME	$17,328	$13,569	28
Basic earnings per share	$2.23	$1.68	33
Diluted earnings per share	$2.19	$1.66	32

FS Bancorp Q2 Earnings
July 26, 2023

KEY FINANCIAL RATIOS AND DATA (Unaudited)
	For the Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.29%	1.21%	1.14%
Return on equity (ratio of net income to average equity) (1)	14.82	13.78	11.84
Yield on average interest-earning assets (1)	6.04	5.91	4.78
Average total cost of funds (1)	1.48	1.32	0.43
Interest rate spread information – average during period	4.56	4.59	4.35
Net interest margin (1)	4.66	4.70	4.39
Operating expense to average total assets (1)	3.42	3.48	3.22
Average interest-earning assets to average interest-bearing liabilities (1)	147.90	145.72	152.50
Efficiency ratio (2)	66.52	65.56	65.08

	For the Six Months Ended
	June 30,	June 30,
	2023	2022
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.25%	1.18%
Return on equity (ratio of net income to average equity) (1)	14.30	11.65
Yield on average interest-earning assets (1)	5.98	4.69
Average total cost of funds (1)	1.40	0.41
Interest rate spread information – average during period	4.58	4.28
Net interest margin (1)	4.68	4.32
Operating expense to average total assets (1)	3.45	3.31
Average interest-earning assets to average interest-bearing liabilities	146.82	153.58
Efficiency ratio (2)	66.04	65.87

	June 30,	March 31,	June 30,
	2023	2023	2022
ASSET QUALITY RATIOS AND DATA:
Nonperforming assets to total assets at end of period (3)	0.34%	0.33%	0.28%
Nonperforming loans to total gross loans (4)	0.39	0.37	0.34
Allowance for credit losses – loans to nonperforming loans (4)	327.75	323.26	374.82
Allowance for credit losses – loans to gross loans receivable, excluding HFS loans	1.28	1.29	1.27

	At or For the Three Months Ended
	June 30,		March 31,		June 30,
	2023		2023		2022
PER COMMON SHARE DATA:
Basic earnings per share	$1.17		$1.06		$0.84
Diluted earnings per share	$1.16		$1.04		$0.83
Weighted average basic shares outstanding	7,637,210		7,623,580		7,776,939
Weighted average diluted shares outstanding	7,746,336		7,778,418		7,896,210
Common shares outstanding at end of period	7,641,342	(5)	7,631,018	(6)	7,605,740	(7)
Book value per share using common shares outstanding	$32.71		$31.69		$29.27
Tangible book value per share using common shares outstanding (8)	$29.71		$28.55		$28.48

____________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Nonperforming assets consist of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

FS Bancorp Q2 Earnings
July 26, 2023

(5)	Common shares were calculated using shares outstanding of 7,753,607 at June 30, 2023, less 112,265 unvested restricted stock shares.
(6)	Common shares were calculated using shares outstanding of 7,743,283 at March 31, 2023, less 112,265 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 7,726,232 at June 30, 2022, less 120,492 unvested restricted stock shares.
(8)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,		QTR Over QTR	Year Over Year
Average Balances	2023	2022	2023	2022	$ Change	$ Change
Assets
Loans receivable, net (1)	$2,371,156	$1,939,171	$2,331,978	$1,887,097	$431,985	$484,059
Securities available-for-sale, at amortized cost	265,424	282,589	268,036	280,609	(17,165)	(15,185)
Securities held-to-maturity, net	8,500	7,819	8,500	7,660	681	840
Interest-bearing deposits and certificates of deposit at other financial institutions	63,470	26,579	66,550	37,565	36,891	25,905
FHLB stock, at cost	4,628	4,881	5,477	4,593	(253)	35
Total interest-earning assets	2,713,178	2,261,039	2,680,541	2,217,524	452,139	495,654
Noninterest-earning assets	128,712	95,283	111,693	96,010	33,429	32,702
Total assets	$2,841,890	$2,356,322	$2,792,234	$2,313,534	$485,568	$528,356
Liabilities
Interest-bearing accounts	$1,681,184	$1,389,750	$1,684,591	$1,357,193	$291,434	$323,991
Borrowings	103,764	43,440	91,619	37,257	60,324	66,507
Subordinated notes	49,484	49,417	49,475	49,409	67	75
Total interest-bearing liabilities	1,834,432	1,482,607	1,825,685	1,443,859	351,825	390,573
Noninterest-bearing accounts	696,270	593,050	658,381	588,010	103,220	108,260
Other noninterest-bearing liabilities	34,434	30,006	34,436	30,676	4,428	3,758
Total liabilities	$2,565,136	$2,105,663	$2,518,502	$2,062,545	$459,473	$502,591

___________________________

(1) Includes loans HFS.

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains certain non-GAAP financial measures: net income adjusted for acquisition costs, and acquisition-related CDI amortization, net of tax, tangible book value per share, and tangible common equity ratio. Management believes that adjusting net income for acquisition costs and acquisition-related CDI amortization, net of tax, provides useful and comparative information to assess trends reflected in the current quarter’s results and facilitates the comparison of our performance with the performance of our peers. The after-tax impact of acquisition-related costs to net income which we have recorded in connection with the Branch Acquisition provides meaningful supplemental information that management believes is useful to readers.

Further, management believes that providing the Company’s tangible book value per share and tangible common equity ratio is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and facilitates comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures.

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating

FS Bancorp Q2 Earnings
July 26, 2023

results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Reconciliation of net income, acquisition costs and acquisition-related CDI amortization, net of tax is presented below.

	For the Three Months Ended
	June 30,	March 31,
(Dollars in thousands)	2023	2023
Net income (GAAP)	$9,116	$8,212
Acquisition costs	61	1,501
CDI amortization attributable to the Branch Acquisition	850	286
Tax effect at 21.5%	(196)	(384)
Adjusted net income (non-GAAP)	$9,831	$9,615

Reconciliation of the GAAP book value per share and common equity ratio and the non-GAAP tangible book value per share and tangible common equity ratio is presented below.

(Dollars in thousands, except share and per share amounts)	June 30,	March 31,	June 30,
Tangible Book Value Per Share:	2023	2023	2022
Stockholders' equity (GAAP)	$249,933	$241,834	$222,641
Less: goodwill and core deposit intangible, net	(22,917)	(23,940)	(6,027)
Tangible common stockholders' equity (non-GAAP)	$227,016	$217,894	$216,614

Common shares outstanding at end of period	7,641,342	7,631,018	7,605,740

Book value per share (GAAP)	$32.71	$31.69	$29.27
Tangible book value per share (non-GAAP)	$29.71	$28.55	$28.48

Tangible Common Equity Ratio:
Total assets (GAAP)	$2,905,621	$2,782,808	$2,399,239
Less: goodwill and core deposit intangible assets	(22,917)	(23,940)	(6,027)
Tangible assets (non-GAAP)	$2,882,704	$2,758,868	$2,393,212

Common equity ratio (GAAP)	8.60%	8.69%	9.28%
Tangible common equity ratio (non-GAAP)	7.88	7.90	9.05

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com